Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the use of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.
/s/ KPMG LLP
November 10, 2006
Jacksonville, Florida
Certified Public Accountants